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Ex-12b

                                                         IDACORP, Inc.
                                           Consolidated Financial Information
                    Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                Twelve Months Ended December 31,
                                                    (Thousands of Dollars)

                                                   1994         1995        1996         1997         1998
Earnings, as defined:
    Income before income taxes.................. $101,775     $127,342    $135,247     $133,570     $133,806
    Adjust for distributed income of equity
      investees.................................      326       (2,058)     (1,413)      (3,943)      (4,697)
    Equity in loss of equity method
      investments...............................        0            0           0            0          458
    Minority interest in losses of majority
      owned subs................................        0            0           0            0         (125)
    Fixed charges, as below.....................   66,324       70,215      70,418       69,634       69,923

        Total earnings, as defined.............. $168,425     $195,499    $204,252     $199,261     $199,365

Fixed charges, as defined:
    Interest charges............................  $54,433      $56,456     $57,348      $60,761      $60,677
    Preferred stock dividends of subsidiaries-
      gross up-Idcrp rate.......................   11,097       12,834      12,079        7,891        8,445
    Rental interest factor......................      794          925         991          982          801

        Total fixed charges.....................   66,324       70,215      70,418       69,634       69,923

    Preferred dividends requirements............        0            0           0            0            0

        Total combined fixed charges and
          preferred dividends...................  $66,324      $70,215     $70,418      $69,634      $69,923

Ratio of earnings to combined fixed charges
  and preferred dividends.......................    2.54x        2.78x       2.90x        2.86x        2.85x

Exhibit 12-B

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